Exhibit 23
Consent of Independent Registered Public Accounting Firm
We have issued our report dated August 29, 2008, with respect to the consolidated financial statements and schedule included in the Annual Report of Sport Supply Group, Inc. and Subsidiaries on Form 10-K for the fiscal year ended June 30, 2008. We hereby consent to the incorporation by reference of said report in the Registration Statements of Sport Supply Group, Inc. (f/k/a Collegiate Pacific Inc.) on Form SB-2 (File No. 333-34294, effective June 22, 2000), Forms S-8 (File No. 333-59878, effective May 1, 2001, File No. 333-113381, effective March 8, 2004, File No. 333-144178, effective June 29, 2007, and File No. 333-152251, effective July 10, 2008), and Forms S-3 (File No. 333-116282, effective June 22, 2004, File No. 333-118240, effective August 20, 2004, File No. 333-122250, effective February 28, 2006, and File No. 333-146031, effective October 18, 2007).
Dallas, Texas
August 28, 2008